As filed with the Securities and Exchange Commission on October 3, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADT INC.

(Exact name of Registrant as specified in its charter)

Delaware	47-4116383
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1501 Yamato Road

Boca Raton, Florida 33431

(Address, including zip code, of Registrant’s principal executive offices)

ADT Inc. 2018 Omnibus Incentive Plan, as amended

(Full title of the plan)

James D. DeVries

President and Chief Executive Officer

1501 Yamato Road

Boca Raton, Florida 33431

(561) 988-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Tracey A. Zaccone, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York, New York 10019–6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	50,000,000 shares(2)	$6.4315 (3)	$321,575,000	$41,740.44

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Consists of shares of common stock issuable in respect of awards to be granted under the ADT Inc. 2018 Omnibus Incentive Plan, as amended.
(3)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of ADT Inc.’s common stock reported by the New York Stock Exchange as of October 1, 2019.

EXPLANATORY NOTE

The Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 30, 2018, File No. 333-222783, is hereby incorporated by reference. By such Registration Statement, the Company registered 42,348,593 shares of its common stock (“Common Stock”) that were reserved for issuance upon exercise of options granted, or in respect of awards granted, under the Company’s 2016 Equity Incentive Plan and awards under the Company’s 2018 Omnibus Incentive Plan (the “2018 Plan”).

On April 25, 2019, the board of directors of the Company approved an amendment to the 2018 Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 37,545,456 shares to 87,545,456 shares, an increase of 50,000,000 shares (the “2019 Plan Amendment”), subject to stockholder approval at the 2019 Annual Meeting of Stockholders. On June 13, 2019, the stockholders approved the 2019 Plan Amendment. This Registration Statement is to register the additional 50,000,000 shares of the Company’s Common Stock, therefore increasing the total pool of shares of the Company’s Common Stock available for future issuance pursuant to the 2019 Plan Amendment to 87,545,456 million shares.

Pursuant to General Instruction E to Form S-8, the contents of such earlier Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 11, 2019 (the “2018 Annual Report”);

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 7, 2019 (the “First Quarter 10-Q”);

3.	The Company’s Quarterly Report on Form 10-Q for the second quarter ended June 30, 2019 filed with the SEC on August 6, 2019 (the “Second Quarter 10-Q”);

4.

The Company’s Current Reports on Form 8-K filed (and not furnished) with the SEC on January  2, 2019, February 1, 2019, March 11, 2019, March 18, 2019, April  4, 2019, May 7, 2019, June  3, 2019, June 17, 2019, August 6, 2019, September 24, 2019 and October 1, 2019;

5.

The description of the common stock set forth in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on January 18, 2018, and any amendment or report filed for the purpose of updating any such description; and

6.

The ADT Corporation’s (a) Unaudited Interim Condensed Consolidated Financial Statements for the periods ended March 31, 2016 and March 27, 2015 and (b) the Audited Consolidated Financial Statements for the years ended September 25, 2015, September 26, 2014 and September 27, 2013, both of which are included in our registration statement filed on Form S-1 with the SEC, as declared effective by the SEC on January 18, 2018.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Item 8.	Exhibits

Exhibits

3.1	Amended and Restated Certificate of Incorporation of ADT Inc.

3.2	Amended and Restated Bylaws of ADT Inc.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, ADT Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, state of Florida, on October 3, 2019.

ADT INC.

By:	/s/ James D. DeVries
Name: James D. DeVries
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of David Smail and Jeffrey Likosar, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on October 3, 2019, by the following persons in the capacities indicated.

Signature	Title

/s/ James D. DeVries	President, Chief Executive Officer and Director
James D. DeVries	(Principal Executive Officer)

/s/ Jeffrey Likosar	Chief Financial Officer
Jeffrey Likosar	(Principal Financial Officer)

/s/ Zachary Susil	Chief Accounting Officer
Zachary Susil	(Principal Accounting Officer)

/s/ Marc E. Becker	Director
Marc E. Becker

/s/ Reed B. Rayman	Director
Reed B. Rayman

/s/ Matthew H. Nord	Director
Matthew H. Nord

/s/ Andrew D. Africk	Director
Andrew D. Africk

/s/ Eric L. Press	Director
Eric L. Press

/s/ Lee J. Solomon	Director
Lee J. Solomon

/s/ Stephanie Drescher	Director
Stephanie Drescher

/s/ David Ryan	Director
David Ryan

/s/ Matthew E. Winter	Director
Matthew E. Winter

/s/ Tracey Griffin	Director
Tracey Griffin

/s/ Timothy J. Whall	Director
Timothy J. Whall